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(TERAYON LOGO)

            INVESTOR CONTACT:                   PRESS CONTACT:
            Kristin Stokan                      John Giddings
            Director, Finance Operations        PR Manager
            (408) 486-5206                      (408) 486-5223
            kristin.stokan@terayon.com          john.giddings@terayon.com



                     TERAYON ANNOUNCES COMMON STOCK OFFERING

Santa Clara, California - November 6, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading innovator of intelligent broadband access, today announced it intends to offer a number of shares of its common stock that will result in gross proceeds of $75.0 million. Based on the last reported sales price of the Company's common stock on The Nasdaq National Market on November 5, 2003, this would result in the issuance of approximately 10,800,000 shares. The Company also intends to grant to the underwriters an option to purchase an additional 15% of the shares sold to cover over-allotment of shares, if any.

      The shares will be offered in a public offering under the shelf registration statement that was filed with the Securities and Exchange Commission (the "SEC") on October 7, 2003, and amended on November 4, 2003, and has since been declared effective. The Company intends to use the net proceeds of the offering for general corporate purposes.

      JPMorgan will act as sole book-running manager for the offering, together with CIBC World Markets, Needham & Company, Inc. and Merriman Curhan Ford & Co. as co-managing underwriters.

      The common stock offering may be made only by means of a prospectus and related prospectus supplement. A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. Printed copies of the prospectus supplement related to the offering may also be obtained, when available, from the Prospectus Department of JPMorgan at 277 Park Avenue, New York, NY 10172.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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Terayon Announces Common Stock Offering - November 6, 2003

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon is on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon's ability to complete the offering. Actual future events and circumstances could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission. Terayon assumes no obligation to update this information.